Exhibit 10.36

INTEREST ONLY BALLOON NOTE
Fixed Rate | 1-Year Term

THIS LOAN HAS A BALLOON FEATURE AND IS NOT FULLY AMORTIZED. AT MATURITY, BORROWER MUST REPAY THE ENTIRE REMAINING PRINCIPAL BALANCE OF THE LOAN AND ANY UNPAID INTEREST THEN DUE. LENDER IS UNDER NO OBLIGATION TO REFINANCE THIS LOAN AT THAT TIME. THEREFORE, BORROWER WILL BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS OWNED OR WILL HA VE TO FIND A LENDER, WHICH MAY BE THE LENDER UNDER THIS NOTE, WILLING TO LEND THE MONEY. IF BORROWER REFINANCES THIS LOAN AT MATURITY, BORROWER MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN, EVEN IF REFINANCING IS OBTAINED FROM THE SAME LENDER.

April 14, 2022
(the “Effective Date”)

WAHA TECHNOLOGIES, INC,
a Georgia profit corporation
(“Borrower”)

1.	PRINCIPAL

Borrower hereby makes this Interest Only Balloon Note (this “Note”) in return for a loan Borrower has received in the amount Five Million & 00/100 U.S. Dollars (U.S. $5,000,000.00) (the “Principal”). Borrower promises to pay all Principal, plus any and all fees/charges and accrued interest thereon, each as hereinafter provided, to ALDER MORTGAGE GROUP, LLC, a Georgia limited liability company (“Holder”).

Borrower acknowledges that Holder is acting as servicer of this Note, and the Principal will be provided by one or more co-lenders. Holder may enter into any agreements with such co-lenders as Holder, in its sole discretion, determines to be necessary and/or desired. Further, Borrower acknowledges that servicer may transfer the servicing rights in this Note to any person(s) or entity(ies) upon providing thirty (30) days’ prior written notice thereof to Borrower; provided, however, Holder may not transfer the servicing rights in this Note to any person or entity who or which is or could reasonably be expected to conduct business relating to the cryptocurrency market or any person or entity who or which provides or could reasonably be expected to provide products and/or services that are competitive with those provided by Borrower, or any affiliate of any of the foregoing, in Holder’s sole reasonable determination.

2.	INTEREST

Interest will begin accruing on advanced Principal on the date Holder advances to Borrower such Principal, or any portion thereof, from time to time as the case may be, as set forth on Exhibit “A” being attached hereto and incorporated herein by reference thereto. Interest will be charged at an annual rate of twelve percent (12.000%) on all advanced Principal until such Principal has been paid. Interest under this Note will be calculated on the basis of a 360-day year, consisting of twelve (12) months of thirty (30) days each (“30/360 Basis”); any and all proration calculations under this Note will be based on the 360-day per diem multiplied by the actual number of days elapsed.

The rate of interest required by this Section 2 of this Note is the rate Borrower will pay before any default described in this Note and/or any other Loan Documents. After any such default, Borrower will pay default interest at an annual rate of twenty-four percent (24.000%).

3.	PAYMENTS

(A)    Time, Amount and Place

Monthly interest only payments will be due from Borrower under this Note in arears beginning June 01, 2022 and will continue monthly on the first (1st) day of each subsequent month for the duration of this Note.

Borrower will make any and all payments under this Note, which includes any Prepayments and final balloon payment due upon the Maturity Date of this Note, in the form of electronic funds transfer, certified check or money order payable to Holder at 3600 Dallas Highway, Suite 230-350, Marietta, GA 30064, or at a different place if directed by Holder in writing.

(B)    Loan Maturity

If on May 01, 2023 (the “Maturity Date”) Borrower still owes any amounts under this Note, Borrower will immediately pay all such amounts to Holder, for the benefit of Holder, in the form of a final balloon payment.

4.	PREPAYMENT

A payment of Principal only is known as a “Prepayment.” Borrower has the right to make payments of Principal at any time before they are due without paying any Prepayment charge. When Borrower makes a Prepayment, Borrower must notify Holder in writing of Borrower’s intent to prepay.

Holder will use any such Prepayment(s) to reduce the amount of Principal that Borrower then owes under this Note. However, Holder may apply any such Prepayment(s) to the accrued and unpaid fees/charges and interest before applying the Prepayment to reduce the Principal amount due under this Note. Unless agreed to in writing by Holder, no Prepayment will alter the date of any future payment due under this Note.

5.	FAILURE TO PAY AS REQUIRED

(A)    Late Charge for Overdue Payments

If any monthly payment due under this Note is not received by Holder within ten (10) calendar days after its due date, Borrower shall pay to Holder a “Late Charge” equal to ten percent (10.000%) of each such past-due monthly interest only payment.

(B)     Defaults and Remedies

(1)    Events of Default. Each of the following shall constitute an event of default under this Note (an “Event of Default”):

(i)

Covenants. A default by Borrower in the performance of any term, obligation, covenant or condition contained in this Note or any other agreement or document executed by Borrower, and/or any Guarantor, and/or any other natural persons or entities associated therewith, for the benefit of Holder (collectively, the “Loan Documents”); and

(ii)

Payments. Failure of Borrower to make timely payment of any amounts due under the Loan Documents, it being expressly understood that time is of the essence under the Loan Documents with respect to Borrower’s payments required thereunder.

(2)    Remedies. Upon the occurrence of an Event of Default, in addition to all other rights and remedies available to Holder under the Loan Documents and applicable law, Holder shall particularly have the following rights and remedies:

(i)

Acceleration. Holder, in its sole discretion and without notice or demand, may declare the entire Principal balance outstanding under this Note, plus accrued interest hereunder and all other amounts owed, immediately due and payable, and reference is hereby made to the Loan Documents for further and additional rights on the part of Holder to declare the entire Principal balance outstanding under this Note, plus accrued interest and all other amounts owed, immediately due and payable; and

(ii)

Default Interest Rate. Holder, in its sole discretion and without notice or demand, may raise the rate of interest accruing on the Principal balance outstanding under this Note to the lesser of (a) the rate of interest set forth in Section 2 of this Note, or (b) the maximum rate of interest that Holder may charge under applicable law, independent of whether Holder elects to accelerate the Principal balance outstanding under this Note.

(C)    No Waiver by Holder

Even if, at a time when Borrower is in default, Holder does not require Borrower to pay immediately in full as described above, Holder will still have the right to do so if Borrower is in default at a later time.

6.	OBLIGATIONS OF PERSONS AND/OR ENTITIES UNDER THIS NOTE

If more than one natural person and/or entity signs this Note, each is fully and individually obligated to keep all of the promises made in this Note, including, without limitation, the promise to pay the full amount owed; such parties being jointly and severally liable under this Note. Any person and/or entity who, under this Note or by virtue of an associated guaranty, surety or endorsement of this Note, becomes a Guarantor, Surety and/or Endorser of this Note, is also obligated to do these things, as such terms shall be interchangeable with Borrower as used herein. Any person and/or entity who takes over these obligations, including the obligations of Borrower, a Guarantor, Surety or Endorser of this Note, is also obligated to keep all of the promises made in this Note. Holder may enforce its rights under this Note against each person and/or entity individually or against all such parties together. This means that any one of such parties may be required to pay all of the amounts owed under this Note, whether a natural person or an entity.

7.	GIVING OF NOTICES

Unless applicable law requires a different method, any notice that must be given to Borrower under this Note will be given to Borrower to WAHA TECHNOLOGIES, INC, Attn: Cathy Holbrook at 2146 Roswell Road, #108-851, Marietta, GA 30062, or at a different address if Borrower gives Holder written notice of a different address.

Any notice that must be given to Holder under this Note will be given to Holder at the notice address provided in Section 3(A) of this Note, or at a different address if Holder gives Borrower written notice of a different address.

8.	GOVERNING LAW AND LOAN CHARGES

This Note shall be governed by and construed under the applicable laws of the State of Georgia, without regard to choice of law principles. If a law, which applies to this Note and which sets maximum loan charges and/or fees, is finally interpreted so that the interest or other loan charges and/or fees collected or to be collected in connection with this Note exceed the permitted limits, then: (a) any such loan charge and/or fee shall be reduced by the amount necessary to reduce such charges and/ or fees to the permitted limit; and (b) any sums already collected from Borrower that exceeded permitted limits will be refunded to Borrower. Holder may choose to make such refund by reducing the Principal Borrower owes under this Note or by making a direct payment to Borrower. If a refund reduces Principal, the reduction will be treated as a partial Prepayment per Section 4 of this Note.

9.	WAIVERS

Borrower and any other natural person and/or entity that has obligations under this Note waive the rights of Presentment and Notice of Dishonor. “Presentment” means the right to require Holder to demand payment of amounts due. “Notice of Dishonor” means the right to require Holder to give notice to other persons and/or entities that amounts due have not been paid.

10.	SECURED NOTE

This Note is a secured instrument. In addition to the protections given to Holder under this Note, one or more of a Security Deed, Deed of Trust, Mortgage, Limited Warranty Deed, Guaranty Agreement, Loan Agreement, Security Agreement, Collateralization Agreement and/or Pledge Agreement (each a “Security Instrument;” collectively, the “Security Instruments”), executed in favor of Holder and/or Holder, protects Holder from possible losses that might result if Borrower does not keep the promises made in the Loan Documents.

IN WITNESS WHEREOF, Borrower has signed, sealed and delivered this Note as of the Effective Date first set forth above.

Borrower:

WAHA TECHNOLOGIES, INC.

By:	/s/ Robert C. Bissell	[Corp. Seal]
Robert C. Bissell, Director & C.E.O.

[Sign Original Only]